SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549


                             FORM 8-K
                          CURRENT REPORT

              Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934



        Date of Report (Date of earliest event reported):
                        December 9, 1997


                       Wyman-Gordon Company
      (Exact name of Registrant as specified in its charter)




         Massachusetts             0-3085              04-1992780
(State or other jurisdiction    (Commission File       (I.R.S. Employer
    of incorporation)               Number)           Identification No.)



244 Worcester Street, Box 8001, No. Grafton, Massachusetts 01536-8001
      (Address of principal executive offices and zip code)


                                 508-839-4441
       Registrant's telephone number, including area code


ITEM 5.  OTHER EVENTS

     Wyman-Gordon Company today announced that it has taken the 29,000 ton press at its Houston, Texas facility out of service for several months to repair structural cracking and, while the press is out of service, to install upgrades and process changes on that press to improve reliability, cycle time and throughput capacity. David P. Gruber, Chairman and CEO, commented: "We believe that we have adequate replacement capacity to satisfy our customers' needs, and our number one focus during the press downtime will be to work with our customers to insure their requirements are met. We believe that servicing the 29,000 ton press now will improve our ability to handle peak capacity. Qualifying the production on our other presses will in the long run enhance our capacity management flexibility and reduce the unpredictable downtime and associated overtime and repair costs that we have experienced as we scramble to meet our growing customer demands. We are committed to improving operating margins through cost reductions and synchronous manufacturing programs."

     The Company has recently reinstalled a 20,000 ton press at the Houston facility and believes that by the end of December 1997 the 20,000 ton press will have the capability of producing approximately 80% of the parts previously produced on the 29,000 ton press. The Company believes it has the capability of producing the remaining 20% of the parts on its 35,000 ton press in Grafton, Massachusetts and its 30,000 ton press in Livingston, Scotland. The transfer of production to the 20,000, 30,000 and 35,000 ton presses will in most cases require customer approval. The Company has requested that customers expedite their approval process. Once the transfers are complete, the Company expects that it will have productive capacity sufficient to meet customer requirements. The 29,000 ton press in Houston produced approximately two-thirds of the Company's aeroturbine forgings during fiscal year 1997. The cracks were discovered as a result of an ultrasonic inspection of the 29,000 ton press conducted as part of a preventive maintenance program. Current estimates indicate that repairs may require two to six months depending on the extent of the modifications.

     Because of production delays and the cost of transferring production to other presses, the Company expects that revenues and net profits for the third and fourth quarters of fiscal year 1998 will be impacted. However, the Company does not believe that the impact will be significant.

                             SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date:     December 9, 1997         WYMAN-GORDON COMPANY



                                   /s/ Wallace F. Whitney, Jr.
                                   By: Wallace F. Whitney, Jr.
                                   Vice President and
                                   General Counsel
                                   and Clerk